Exhibit 99.1

CARMAX BOARD ELECTS NEW DIRECTOR

RICHMOND, Va., August 2, 2016 – CarMax, Inc. (NYSE:KMX) today announced that its board of directors has elected John T. Standley to membership on the board, bringing total board membership to 12. Standley will serve on the Audit Committee.

Standley is the chairman and chief executive officer of Rite Aid Corporation. He has served as CEO since 2010 and chairman of the board since 2012. Standley was president of Rite Aid from 2008 until 2013 and its chief operating officer from 2008 until 2010. He previously served as CEO and as a director of Pathmark Stores from 2005 to 2007. Standley first joined Rite Aid in December 1999, serving in a variety of roles during his original tenure, including chief financial officer, chief administrative officer and senior executive vice president.

“We are excited to welcome John to the CarMax board,” said Tom Folliard, chief executive officer of CarMax. “He brings extensive retail experience not only from his current role as the chairman and CEO of Rite Aid, but also from his many years in other senior leadership positions. His executive, operational and finance knowledge will make him a highly valuable addition to our board.”

About CarMax

CarMax is the nation’s largest retailer of used cars and operates more than 160 stores in 37 states nationwide. CarMax revolutionized the auto industry by delivering the honest, transparent and high-integrity car buying experience customers want and deserve. For more than 20 years, CarMax has made car buying more ethical, fair and stress-free by offering a no-haggle, no-hassle experience and an incredible selection of vehicles. CarMax makes selling your car easy too, by offering no-obligation appraisals good for seven days. At CarMax, we’ll buy your car even if you don’t buy ours®. CarMax has more than 22,000 associates nationwide and for 12 consecutive years has been named as one of the FORTUNE 100 Best Companies to Work For®. During the 12 months ending February 29, 2016, the company retailed 619,936 used cars and sold 394,437 wholesale vehicles at its in-store auctions. For more information, access the CarMax website at www.carmax.com.

###

Contacts:

Investors:
Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

Media:
pr@carmax.com, (855) 887-2915